(LADD LOGO)                                   NEWS RELEASE
One Plaza Center  Box HP3                     FOR IMMEDIATE RELEASE
High Point, NC 27261-1500                     April 22, 1996

                                              Contact: John J. Ong
                                              (910) 888-6353
                                              E-mail: ong@nr.infi.net

                     LADD REPORTS FIRST QUARTER LOSS

            HIGH POINT, NC -- LADD Furniture, Inc. today reported that net sales for the first quarter of fiscal 1996 declined to $138.8 million from $153.4 million in the same period of fiscal 1995. LADD president and chief executive officer Fred L. Schuermann, Jr., said the sales decline was entirely due to LADD's divestiture of several of its business units during late 1995 and early 1996. "Excluding the four divestiture companies," Schuermann said, "our net sales increased by $1.0 million compared to the first quarter of 1995, and rose $4.3 million over last year's fourth quarter level. And, considering the very weak start 1996 got off to at the retail level, we are pleased with our overall first quarter sales performance."
            LADD incurred a net loss of $7.0 million in this year's first quarter, compared to net earnings of $24,000 in the year-earlier period. Accor-ding to Schuermann, the 1996 quarterly loss includes a number of items which complicate analysis of the period's results. These items relate to LADD's divestiture program, the anticipated shutdown of the Daystrom Furniture business, further restructuring of some LADD operations undertaken by the new corporate management team which took office on January 1, 1996, and a planned refinancing of the company's overall bank credit facility.
            Schuermann noted that a $5.1 million pretax restructuring expense was incurred in the first quarter. "This expense primarily reflected a shortfall in the net proceeds anticipated from selling our Fournier and Daystrom units, plus an additional $1 million for the further restructuring of our casegoods and upholstery groups, primarily in the form of severance accruals," he said, adding, "We have thus far been unable to consummate the sale of Daystrom Furniture, and we will accordingly initiate the legal steps required to close the company by July of this year." Schuermann said this decision required additional charges to write Daystrom's assets down to their estimated liquidation value and provide for the anticipated costs of liquidating the company. He noted that it is still possible that Daystrom may be sold. "In that case," he said, "some of the liquidation accrual made during the first quarter may be subsequently reversed."

                                        - MORE -


                   The LADD family of fine furniture companies
 Lea Industries (Bullet) American Drew (Bullet) Clayton Marcus (Bullet) Barclay Amercian of Martinsville (Bullet) Kenbridge (Bullet) Pennsylvania House (Bullet) Pilliod

           "Additionally," Schuermann said, "although we sold our Fournier Furniture business on February 26, 1996, Fournier's operating losses were included in LADD's consolidated operating results until that time, and Daystrom's operating losses were included in our consolidated results for the entire first quarter. In combination, these losses reduced LADD's first quarter operating income by a total of about $2.4 million."
            He concluded, "While the actions undertaken by the new management team during the first quarter resulted in substantial short-term expense, we believe they are necessary steps and have laid the groundwork for renewed progress and profitability for the company as a whole. I remain very positive about the management team and the steps all of us are taking together to restore LADD to a position of preeminence in our industry."
            LADD executive vice president and chief financial officer William
S. Creekmuir noted that the company's total debt increased by $41.3 million during the first quarter, primarily due to the termination of LADD's accounts receivable securitization program in anticipation of the refinancing of the company's bank credit facility. "In anticipation of refinancing, the company wrote off $890,000 in financing fees during the first quarter," Creekmuir said.
            On another topic, Creekmuir said that U.S. retail furniture sales have shown some recent improvement, following the disruptions caused by severe winter weather in the first two months of the year, and noted, "Dealers attending the International Home Furnishings Market, which started here in High Point last week, are considerably more upbeat than they were as recently as a month ago. While the furniture market is not yet over at this point, it looks to us as though the ongoing LADD furniture businesses are enjoying a very good overall market, in terms of both dealer attendance and order commitments."
            Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. LADD markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, American of Martinsville, Barclay, Clayton Marcus, Kenbridge, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities and retirement homes, and to governmental and university dormitory markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF.


TABLE FOLLOWS

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





LADD FURNITURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (PRELIMINARY AND UNAUDITED)


                                                                                   QUARTER ENDED
                                                                       MAR. 30 , 1996        APRIL 1, 1995
Net sales                                                        $        138,844,000          153,388,000
Restructuring expense                                                       5,149,000                  --
Earnings (loss) before interest and income taxes                           (8,999,000)           2,838,000
Interest expense                                                            2,660,000            2,803,000
Earnings (loss) before income taxes                                       (11,659,000)              35,000
Income tax expense (benefit)                                               (4,664,000)              11,000
Net earnings (loss)                                              $         (6,995,000)              24,000
Net earnings (loss) per common share                             $              (0.91)                0.00
Weighted average number of
  common shares outstanding                                                 7,724,259            7,705,024


SHARE AND PER SHARE DATA HAVE BEEN ADJUSTED FOR A 1-FOR-3 REVERSE STOCK SPLIT WHICH BECAME EFFECTIVE MAY 16, 1995.
THE 1996 FIRST QUARTER RESULTS REFLECT THE COMPANY'S SALE OF ITS BROWN JORDAN AND LEA LUMBER & PLYWOOD BUSINESSES EFFECTIVE DECEMBER 29, 1995, AND ITS FOURNIER FURNITURE BUSINESS EFFECTIVE FEBRUARY 26, 1996.

LADD FURNITURE, INC. AND SUBSIDIARIES - Supplemental Financial Data CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                                                    QUARTERS ENDED
IN THOUSANDS, EXCEPT PER SHARE DATA                                        3/30/96*    12/30/95   9/30/95     7/1/95**    4/1/95
Net sales                                                                  $138,844      152,981   159,144     148,989    153,388
Cost of sales                                                               119,264      125,379   130,549     133,492    126,560
    Gross profit                                                             19,580       27,602    28,595      15,497     26,828
Selling, general and administrative expenses                                 21,788       25,792    23,402      28,335     23,816
Restructuring expense                                                         5,149         (576)       --      25,696        --
    Operating income (loss)                                                  (7,357)       2,386     5,193     (38,534)     3,012
Other deductions:
    Interest expense                                                          2,660        3,152     2,997       2,846      2,803
    Other, net                                                                1,642          661       163       2,687        174
                                                                              4,302        3,813     3,160       5,533      2,977
Earnings (loss) before income taxes                                         (11,659)      (1,427)    2,033     (44,067)        35
Income tax expense (benefit)                                                 (4,664)      (1,645)      142     (16,744)        11
    Net earnings (loss)                                                    $ (6,995)         218     1,891     (27,323)        24
Net earnings (loss) per common share                                       $  (0.91)        0.03      0.24       (3.54)      0.00
Weighted average number of common
    shares outstanding                                                        7,725        7,729     7,726       7,725      7,705

*THE 1996 FIRST QUARTER RESULTS REFLECT THE COMPANY'S SALE OF ITS BROWN JORDAN AND LEA LUMBER & PLYWOOD BUSINESSES EFFECTIVE DECEMBER 29, 1995, AND ITS FOURNIER FURNITURE BUSINESS EFFECTIVE FEBRUARY 26, 1996. ** THE 1995 SECOND QUARTER FIGURES INCLUDE A PRETAX NON-CASH CHARGE OF $10.2 MILLION, IN ADDITION TO THE $25.7 MILLION PRETAX RESTRUCTURING CHARGE SHOWN.


CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)



DOLLAR AMOUNTS IN THOUSANDS                                              3/30/96  12/30/95    9/30/95       7/1/95     4/1/95
ASSETS
Current assets:
    Cash                                                                 $ 1,049    1,272      2,913         1,406       1,787
    Trade accounts receivable, net                                        77,579   38,288     45,337        41,347      59,767
    Inventories                                                           91,386   89,466     86,313        91,127     124,181
    Prepaid expenses and other current assets                             20,263   13,663     10,520        11,670      10,515
        Total current assets                                             190,277  142,689    145,083       145,550     196,250
Property, plant and equipment, net                                        82,652   82,586     82,567        83,826     109,014
Businesses held for sale, net                                                 --    8,052     32,587        31,184          --
Intangible and other assets, net                                          78,900   79,659     76,631        76,515      83,792
                                                                        $351,829  312,986    336,868       337,075     389,056
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt                                $  3,563      309        558           618         657
    Short-term bank borrowings                                             5,000    3,037      2,450         1,950       5,025
    Trade accounts payable                                                25,984   28,419     26,517        24,059      25,041
    Accrued expenses and other current liabilities                        32,620   31,396     30,629        29,814      32,267
        Total current liabilities                                         67,167   63,161     60,154        56,441      62,990
Long-term debt, excluding current installments                           148,687  112,598    140,182       145,287     153,102
Deferred compensation and other liabilities                                8,211    6,593      7,053         7,000       6,402
Deferred income taxes                                                      9,338    5,437      4,255         4,769      15,386
        Total liabilities                                                233,403  187,789    211,644       213,497     237,880
Total shareholders' equity                                               118,426  125,197    125,224       123,578     151,176
                                                                        $351,829  312,986    336,868       337,075     389,056

ALL SHARE AND PER SHARE DATA HAVE BEEN RESTATED TO REFLECT A 1-FOR-3 REVERSE SPLIT OF LADD'S COMMON STOCK, WHICH BECAME EFFECTIVE ON MAY 16, 1995. THE PERIOD ENDED MARCH 30, 1996 REFLECTS THE TERMINATION OF THE COMPANY'S ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM EFFECTIVE MARCH 28, 1996.